 Cohu Reports First Quarter 2008 Operating Results

POWAY, Calif., April 24, 2008 — Cohu, Inc. (NASDAQ:COHU) today announced that net sales were $58.4 million for the first quarter ended March 29, 2008 compared to $53.4 million for the first quarter ended March 31, 2007 and $57.1 million for the fourth quarter ended December 29, 2007. Net income for the first quarter of 2008 was $2.0 million, or $0.08 per share compared to $1.7 million or $0.07 per share for the first quarter of 2007 and $2.0 million or $0.09 per share in the fourth quarter of 2007.

Semiconductor test handling equipment accounted for 76.5% of total first quarter 2008 sales, microwave communications equipment contributed 15.9% and closed circuit television cameras and related equipment were 7.6% of sales for the same period.

Consolidated orders for the first quarter of 2008 were $54.6 million compared to $50.6 million for the fourth quarter of 2007. First quarter 2008 orders for semiconductor equipment increased from $40.7 million in the fourth quarter of 2007 to $44.1 million in the first quarter of 2008. Backlog was $55.7 million at March 29, 2008 compared to $59.5 million at December 29, 2007. Cohu expects second quarter 2008 sales to be approximately $50 million.

James A. Donahue, President and Chief Executive Officer, stated “This was a positive quarter for Cohu.  Sales exceeded the high-end of our guidance and gross margin and operating income percentages improved compared to last quarter and fiscal 2007.  As expected, results in our microwave equipment operation improved significantly.”

Donahue concluded, “We were encouraged that orders for our semiconductor equipment increased 8% from the fourth quarter of 2007.  However, business conditions in the back-end semiconductor equipment industry remain challenging and we do not expect this to change in the near term.  During the quarter, our new high-speed pick and place handler completed a successful qualification at a second, major U.S. based Integrated Device Manufacturer.  Last month, we were honored when Intel presented us with its prestigious Preferred Quality Supplier Award, the eighth consecutive year that we have been recognized with a quality award by Intel.”

Certain matters discussed in this release, including statements concerning Cohu’s expectations of business conditions, orders and revenues are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, the concentration of our revenues from a limited number of customers; our ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; failure to obtain customer acceptance resulting in the inability to recognize revenue and accounts receivable collection problems; inventory write-offs; intense competition in the semiconductor test handler industry; our reliance on patents and intellectual property; compliance with U.S. export regulations; the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers; difficulties in integrating acquisitions and new technologies and other risks addressed in Cohu’s filings with the Securities and Exchange Commission, including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

Cohu is a supplier of test handling, burn-in and thermal solutions used by the global semiconductor industry, microwave communications and closed circuit television equipment.

Cohu will be conducting their conference call on Thursday, April 24, 2008 at 2:00 p.m. Pacific Time. The call will be webcast at www.cohu.com. Replays of the call can be accessed at www.cohu.com.

Cohu, Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share amounts) (unaudited)

	Quarter Ended	Quarter Ended
	March 29, 2008 (1)	March 31, 2007 (1)
Net sales	$58,409	$53,368
Cost and expenses:
Cost of sales	37,602	33,703
Research and development	10,001	10,282
Selling, general and administrative	8,991	8,815

	56,594	52,800

Income from operations	1,815	568
Interest and other, net (2)	1,448	2,062

Income from continuing operations before income taxes	3,263	2,630
Income tax provision	1,311	914

Income from continuing operations	1,952	1,716

Discontinued operations (3):
Loss from discontinued operations before income taxes	—	(39)
Income tax benefit	—	(14)

Loss from discontinued operations	—	(25)

Net income	$1,952	$1,691

Income (loss) per share:
Basic:
Income from continuing operations	$0.08	$0.07
Loss from discontinued operations	(0.00)	(0.00)

Net income	$0.08	$0.07

Diluted:
Income from continuing operations	$0.08	$0.07
Loss from discontinued operations	(0.00)	(0.00)

Net income	$0.08	$0.07

Weighted average shares used in computing income (loss) per share:
Basic	23,053	22,717
Diluted	23,235	23,111

(1)	The quarters ended March 29, 2008 and March 31, 2007 each contain 13 weeks. Total share-based compensation recorded in the first quarter of fiscal 2008 under SFAS 123R was approximately $1,025,000 and is included in cost of sales ($85,000); research and development ($300,000); and selling, general and administrative expense ($640,000). Total share-based compensation recorded in the first quarter of fiscal 2007 under SFAS 123R was approximately $1,093,000 and is included in cost of sales ($117,000); research and development ($306,000); and selling, general and administrative expense ($670,000).

(2)	Includes a short-term investment loss of $350,000 in the quarter ended March 29, 2008.

(3)	In May, 2006, Cohu sold its metal detection equipment business, Fisher Research Laboratory (FRL). As a result of the disposition, the operating results of FRL have been presented as discontinued operations and all prior period amounts have been reclassified accordingly.

Cohu, Inc.
Condensed Consolidated Balance Sheets

(in thousands) (unaudited)

	March 29, 2008	December 29, 2007
Assets:
Current assets:
Cash and investments	$172,070	$170,118
Accounts receivable	41,681	45,491
Inventories	42,532	42,165
Deferred taxes and other	24,243	25,952
Current assets of discontinued operations	5	28

Total current assets	280,531	283,754
Property, plant & equipment, net	29,376	29,818
Goodwill	16,611	16,377
Other assets	9,643	9,959
Noncurrent assets of discontinued operations	471	471

Total assets	$336,632	$340,379

Liabilities & Stockholders’ Equity:
Current liabilities:
Deferred profit	$5,034	$4,868
Other current liabilities	38,123	44,383
Current liabilities of discontinued operations	149	158

Total current liabilities	43,306	49,409
Deferred taxes and other noncurrent liabilities	7,215	7,502
Stockholders’ equity	286,111	283,468

Total liabilities & stockholders’ equity	$336,632	$340,379